EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) of Cellular Communications International, Inc. for the registration of 109,500 shares of its Common Stock (including Series A Junior Participating Preferred Stock Purchase Rights) pertaining to the Cellular Communications International, Inc. 1991 Employee Stock Option Plan, of our report dated March 18, 1997 with respect to the consolidated financial statements and schedule included in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission that has been incorporated by reference in Registration Statements on Form S-8 Nos. 33-41528, 33-78846 and 33-89366.

                                    /s/ Ernst & Young LLP
                                    ERNST & YOUNG LLP

New York, New York
January 21, 1998






















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